EXHIBIT 23.16

CONSENT OF J. ANDREW CORMIER

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ J. Andrew Cormier
By: J. Andrew Cormier, P. Eng. Orla Mining Ltd.

Dated: August 6, 2026